Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Appointment of Kimberly Lubel as a New Director

DALLAS, Texas - ARCOSA, Inc. - November 1, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced that Kimberly S. Lubel has been elected to serve on the Company’s Board of Directors as a new independent member effective immediately and will serve as a member of the Company’s Human Resources Committee. Ms. Lubel is the former Chairman, President and Chief Executive Officer of CST Brands, Inc., and a former senior executive of Valero Energy Corporation.

Ms. Lubel’s appointment fills the vacant seat following the announced retirement of David W. Biegler that was effective on September 21, 2021. Mr. Biegler served on the board since the Company’s spin-off as an independent company in November 2018, where he was most recently Chair of the Human Resources Committee, and previously served for over twenty-five years on the board of Trinity Industries, Inc., the Company’s former parent. Mr. Joseph Alvarado, currently serving as a member of the Company’s Human Resources and Governance and Sustainability Committees, will assume the role of Chairman of the Human Resources Committee effective immediately.

“We are extremely grateful to David for his exemplary leadership, while at Arcosa for the past three years and his prior service at Trinity,” commented Rhys J. Best, Non-Executive Chairman of the Board of Arcosa. “David provided strategic continuity through our early days as a new company and continued to provide valuable counsel to the board and management. The board thanks David for his long-standing service and dedication to the creation of shareholder value.”

Mr. Best continued, “We are excited to welcome Kim to the Arcosa board. Her impressive executive and strategic leadership skills as well as her extensive experience as a public company board member will be a tremendous asset to Arcosa. In addition, we are pleased to add Kim to our Human Resources Committee.”

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Ms. Lubel served as the Chairman, President, and Chief Executive Officer of CST Brands, Inc. from its spin-off from Valero Energy Corporation in 2013 until CST Brands’ acquisition by Circle K in June 2017. Ms. Lubel served as the Executive Vice President and General Counsel of Valero from 2006 to 2012 and served as its Vice President of Legal Services from 2003 to 2006. Ms. Lubel joined Valero in 1997. Ms. Lubel also serves on the boards of Westlake Chemical Corporation, where she is a member of the Audit, Compensation, Nominating and Governance and Corporate Risk and Sustainability Committees, and PBF Energy Inc., where she is Chair of the Health, Safety, and Environmental Committee and a member of the Compensation Committee. She previously served on the boards of WPX Energy, Inc., and CrossAmerica GP LLC. She holds a Bachelor of Arts degree in Spanish and International Studies from Miami University (Ohio), a Master of Arts degree in International Relations from Baylor University, and a Juris Doctor degree from The University of Texas School of Law. She is also a graduate of the Executive Program at Stanford University.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

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